Exhibit 23.3

Consent of Burdick Meritt & Associates, P.C.

The Board of Directors
GeoResources, Inc.

We consent to the use of our report dated June 13, 2007, with respect to the balance sheet of Chandler Energy, LLC as of December 31, 2006 and 2005, and the related statements of operations, member’s equity and cash flows for each of the years in the two-year period ended December 31, 2006, which reports appear in the GeoResources, Inc. Current Report on Form 8-K/A, dated June 22, 2007, incorporated herein by reference in the Registration Statement and reoffer Prospectus.

/s/ Burdick Meritt & Associates, P.C.

Denver, Colorado
February 11, 2008